Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REPORTS 2007 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

PALO ALTO, Calif., February 26, 2008 – CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the fourth quarter and full year ended December 31, 2007.

For the quarter ended December 31, 2007, the Company reported a net loss of $34.1 million, or $0.57 per share. This compares to a net loss of $68.1 million, or $1.18 per share, for the same quarter in 2006 and $34.2 million, or $0.58 per share, for the prior quarter ended September 30, 2007. For the year ended December 31, 2007, the Company reported a net loss of $181.0 million, or $3.05 per share, compared to a net loss of $274.3 million, or $5.49 per share, for the year ended December 31, 2006.

For the quarter ended December 31, 2007, the Company recorded total revenues of $22.4 million which consisted of $20.9 million of net product sales of Ranexa® (ranolazine extended-release tablets) and $1.5 million of collaborative research revenue. The $20.9 million of net product sales of Ranexa in the quarter ended December 31, 2007 represents an increase of 14 percent compared to the $18.4 million of net product sales recorded in the prior quarter ended September 30, 2007 and an increase of 132 percent compared to the $9.0 million of net product sales in the same quarter of the prior year. The fourth quarter 2007 collaborative research revenue includes revenue primarily related to the reimbursement of certain regadenoson development costs from our collaborative partner.

For the full year ended December 31, 2007, the Company recorded revenue of $82.8 million, consisting of $66.7 million of net product sales of Ranexa and $16.2 million of collaborative research revenue which includes a $7.0 million milestone payment for submission of a new drug application for regadenoson as well as reimbursement of certain regadenoson development costs from our collaborative partner. This compares to total revenues of $36.8 million for the year ended December 31, 2006, which consisted of $18.4 million of net product sales of Ranexa, $16.9 million of collaborative research revenue primarily related to the reimbursement of certain regadenoson development costs and $1.4 million of co-promotion revenue related to ACEON® (perdindopril erbumine) Tablets, which we ceased co-promoting in the quarter ended December 31, 2006.

Costs and expenses were $55.8 million for the quarter ended December 31, 2007. This compares to total costs and expenses of $82.3 million for the same quarter in 2006 and $53.7 million for the prior quarter ended September 30, 2007. The decrease in costs and expenses in the quarter ended December 31, 2007 compared to the same quarter in 2006 was primarily due to lower research and development expenses resulting from lower clinical trial expenses related to the completion of the MERLIN TIMI-36 study of

Ranexa and lower regadenoson research and development expenses, a reduction in personnel-related expenses related to the restructuring plan implemented in May 2007, and lower Ranexa sales and marketing expenses. These decreases were partially offset by higher general and administrative costs due to a litigation-related settlement incurred in the quarter ended December 31, 2007, lower general and administrative costs in the quarter ended December 31, 2006 due to insurance reimbursement in connection with now settled litigation and higher cost of sales due to higher net product sales of Ranexa.

The increase of total costs and expenses in the quarter ended December 31, 2007 compared to the prior quarter ended September 30, 2007 was primarily due to higher Ranexa sales and marketing expenses, higher research and development costs associated with various development projects, higher general and administrative costs associated with a litigation-related settlement, and higher cost of sales due to higher net product sales of Ranexa.

For the full year ended December 31, 2007, total costs and expenses were $263.7 million compared to total costs and expenses of $315.3 million for the year ended December 31, 2006. The decrease for the full year ended December 31, 2007 compared to the prior year was primarily due to lower research and development expenses resulting from lower clinical trial expenses related to the completion of the MERLIN TIMI-36 study of Ranexa and lower regadenoson research and development expense, lower Ranexa sales and marketing expenses and lower sales and marketing expenses due to the end of the ACEON® co-promotion arrangement and a reduction in personnel-related expenses related to the restructuring plan implemented in May 2007. These decreases were partially offset by higher cost of sales due to higher net product sales of Ranexa and costs associated with the restructuring plan implemented in May 2007, which included severance benefits, stock-based compensation expense related to accelerated vesting of employee stock options and forfeiture of certain stock appreciation rights and costs related to excess leased office space.

At December 31, 2007, the Company had cash, cash equivalents, marketable securities and restricted cash of $179.0 million compared to $199.5 million at September 30, 2007. Our total cash utilized for the quarter ended December 31, 2007 was $20.5 million. This compares to our cash utilized for the prior quarter of $24.2 million.

Company management will webcast a conference call on February 26, 2008 at 5:00 p.m. EST, 2:00 p.m. PST, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (866) 524-6247, and international callers may participate in the conference call by dialing (706) 679-3061. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Tuesday, March 4, 2008. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 32378484.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

—Tables to follow—

CV THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales, net	$20,928	$9,029	$66,651	$18,423
Collaborative research	1,474	3,640	16,172	16,923
Co-promotion	—	—	—	1,439

Total revenues	22,402	12,669	82,823	36,785

Costs and expenses (1):
Cost of sales	3,131	1,236	9,689	2,752
Research and development	19,710	38,102	94,742	135,254
Selling, general and administrative	32,950	42,956	152,496	177,264
Restructuring charges	(11)	—	6,763	—

Total costs and expenses	55,780	82,294	263,690	315,270

Loss from operations	(33,378)	(69,625)	(180,867)	(278,485)
Other income (expense), net:
Interest and other income, net	2,421	4,731	12,533	16,832
Interest expense	(3,174)	(3,166)	(12,672)	(12,667)

Total other income (expense), net	(753)	1,565	(139)	4,165

Net loss	$(34,131)	$(68,060)	$(181,006)	$(274,320)

Basic and diluted net loss per share	$(0.57)	$(1.18)	$(3.05)	$(5.49)

Shares used in computing basic and diluted net loss per share	59,696	57,823	59,335	49,983

(1)	Costs and expenses include non-recurring stock-based compensation expense related to the acceleration of stock options and the voluntary forfeiture of stock appreciation rights as follows:

Cost of sales	$—	$—	$109	$—
Research and development	—	—	4,606	—
Selling, general and administrative	—	—	8,471	—

Total non-recurring stock-based compensation charges	$—	$—	$13,186	$—

Reconciliation of GAAP Items to Non-GAAP Items (2):
Net loss, as reported	$(34,131)	$(68,060)	$(181,006)	$(274,320)
Adjustments:
Non-recurring stock-based compensation charges	—	—	13,186	—
Restructuring charges	(11)	—	6,763	—

Net loss, non-GAAP	$(34,142)	$(68,060)	$(161,057)	$(274,320)

Basic and diluted net loss per share, as reported	$(0.57)	$(1.18)	$(3.05)	$(5.49)
Adjustments	$0.00	$—	$0.34	$—

Basic and diluted net loss per share, non-GAAP(3)	$(0.57)	$(1.18)	$(2.71)	$(5.49)

Shares used in computing basic and diluted net loss per share	59,696	57,823	59,335	49,983

(2)	CVT believes that the non-GAAP financial measures presented in this press release are useful for investors because these measures provide added insight into CVT’s performance by focusing on results generated by its ongoing operations. In addition, CVT uses these non-GAAP financial measures when assessing the performance of its ongoing operations, in making resource allocation decisions and for planning and forecasting.

(3)	The values shown above are exact; totals may not appear to sum due to rounding.

CONSOLIDATED BALANCE SHEET DATA (in thousands) (unaudited)
	December 31, 2007	December 31, 2006
Assets:
Cash, cash equivalents, and marketable securities	$174,245	$325,226
Other current assets	41,825	40,269

Total current assets	216,070	365,495
Property and equipment, net	19,131	23,919
Other assets	23,635	32,042

Total assets	$258,836	$421,456

Liabilities and stockholders’ deficit:
Current liabilities	$39,183	$62,247
Convertible subordinated notes	399,500	399,500
Other long-term obligations	5,551	5,507
Stockholders’ deficit	(185,398)	(45,798)

Total liabilities and stockholders’ deficit	$258,836	$421,456